Exhibit 99.1

Contacts:	James K. Johnson
Chief Financial Officer
Alloy, Inc.
212/244-4307

For immediate release:

Alloy Implements One-for-Four Reverse Stock Split

New York, NY — February 1, 2006 — Alloy, Inc. (“Alloy”) (NASDAQ: ALOY/ ALOYD) announced that, effective as of today, it will implement a shareholder approved one-for-four reverse stock split. Such reverse stock split affects all outstanding shares held as of the close of trading on Tuesday, January 31, 2006, and Alloy’s common stock will begin trading as adjusted for the reverse stock split today, Wednesday, February 1, 2006. Holders of Alloy stock approved the authorization of a reverse stock split of the common stock at a special meeting of stockholders held on January 12, 2006. The Alloy Board of Directors approved implementing the reverse stock split in a one-for-four ratio on the same date, subsequent to the special stockholder meeting.

As a result of the reverse stock split, each four shares of Alloy common stock will be converted and reclassified as one share, thereby reducing the number of shares of common stock outstanding from approximately 46.7 million to approximately 11.7 million. Alloy will not issue any fractional shares in connection with the reverse stock split. Stockholders holding fractional shares will be entitled to a cash payment equal to the fraction to which such stockholders would otherwise be entitled, multiplied by $2.81, the closing price of Alloy common stock on January 31, 2006. The reverse stock split will affect all shares of Alloy’s common stock, including those shares underlying stock options, warrants and convertible debentures outstanding immediately prior to the reverse stock split effective date.

Beginning today, Alloy’s common stock will trade under the symbol “ALOYD” for 20 trading days to designate that it is trading on a post-reverse stock split basis. Alloy’s common stock will resume trading under the symbol “ALOY” after that 20-day period has elapsed.

Shareholders of record will receive letters of transmittal and related instructions from Alloy’s transfer agent, American Stock Transfer and Trust Company. Shareholders who keep their shares in street name with brokerage firms will have their accounts adjusted by their respective brokers. Questions and requests for letters of transmittal should be directed to Shareholder Relations at American Stock Transfer and Trust Company at (877) 248-6417 or (718) 921-8317.

About Alloy, Inc.

Alloy, Inc., under the banner of Alloy Media + Marketing (AM+M), is a media and marketing services company that primarily targets Generation Y, a key demographic segment comprising more than 60 million boys and girls in the United States between the ages of 10 and 24. AM+M is one of the largest providers of directed media and promotional marketing programs toward this important demographic. Working with AM+M, marketers connect with their intended audience through a host of advertising and marketing programs incorporating Alloy’s wide ranging media and marketing assets, expertise and relationships including direct mail catalogs, college and high school newspapers, web sites, display media boards, college guides, and promotional events. For further information regarding Alloy, please visit our corporate website at (www.alloyinc.com).

This announcement may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding our expectations and beliefs regarding our future results or performance. Because these statements apply to future events, they are subject to risks and uncertainties. When used in this announcement, the words “anticipate”, “believe”, “estimate”, “expect”, “expectation”, “project” and “intend” and similar expressions are intended to identify such forward-looking statements. Our actual results could differ materially from those projected in the forward-looking statements. Additionally, you should not consider past results to be an indication of our future performance. Factors that might cause or contribute to such differences include, among others, our ability to: increase revenues; generate high margin sponsorship and multiple revenue streams; develop our sales and marketing teams and capitalize on these efforts; develop commercial relationships with advertisers and the continued resilience in advertising spending to reach the teen market; manage the risks and challenges associated with integrating newly acquired businesses; and identify and take advantage of strategic, synergistic acquisitions and other revenue opportunities. Other relevant factors include, without limitation: our competition; seasonal sales fluctuations; the uncertain economic and political climate in the United States and throughout the rest of the world, and the potential that such climate may deteriorate further; and general economic conditions. For a discussion of certain of the foregoing factors and other risk factors see the “Risk Factors That May Affect Future Results” set forth in Alloy’s filings with the Securities and Exchange Commission. We do not intend to update any of the forward-looking statements after the date of this announcement to conform these statements to actual results, to changes in management’s expectations or otherwise, except as may be required by law.